NAME OF REGISTRANT
Franklin Global Trust
File No. 811-10157


EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.


FRANKLIN GLOBAL TRUST

ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT


The undersigned, being the sole shareholder of the Fiduciary Core Fixed Income Fund, Fiduciary Core Plus
Fixed Income Fund and Fiduciary High Income Fund
(the "Funds"), series of Franklin Global Trust
(the "Trust"), does hereby take the following action and does hereby consent to the following resolution:


RESOLVED:That the terms and conditions of the Investment Advisory Agreement, dated August 1, 2003, entered into between Fiduciary International, Inc.
and the Trust, on behalf of the Funds, be, and it hereby is, approved for the Funds.

RESOVLED:That the terms and conditions of the Subadvisory Agreement dated August 1, 2003, entered into between Fiduciary International, Inc.
and Franklin Advisers, Inc. on behalf of the Fiduciary
High Income Fund series of the Trust, be, and it hereby is, approved.


By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.

Dated:  August 1, 2003


		FRANKLIN RESOURCES, INC.


		By: /S/Murray L. Simpson_____
		Murray L. Simpson
		Executive Vice President


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